Exhibit 99.1

USANA Board Authorizes $10 Million Share Repurchase Plan

    SALT LAKE CITY--(BUSINESS WIRE)--April 22, 2005--USANA Health Sciences, Inc. (Nasdaq:USNA) today announced that its board of directors has increased the authorized dollar amount for additional repurchases of its outstanding shares of common stock from $4.1 million to $10.0 million.
    The share repurchase will be made from time-to-time, in the open market, through block trades or otherwise, and will be funded with internally generated cash.
    Prior to this authorization, USANA had approximately $4.1 million remaining in its share repurchase plan, which was announced in November 2004. During 2004, the Company repurchased a total of 1.2 million shares for a total investment of $34.9 million or an average of $29.02 per share.
    USANA had 19,162,528 common shares outstanding as of April 2, 2005.

    About USANA

    USANA develops and manufactures high quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and uncertainties associated with our planned international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

    CONTACT: USANA Health Sciences, Inc.
             Investor Relations Manager
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com